Exhibit 99.1

Citizens Holding Company Increases Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—March 3, 2016—Citizens Holding Company (NASDAQ: CIZN - news) announced today that its Board of Directors declared a cash dividend of $0.24 per share payable March 31, 2016, to shareholders of record as of March 15, 2016.

“Today we are announcing our first quarter 2016 dividend of $0.24 per share” said Greg L. McKee, President and Chief Executive Officer. “This is an increase in dividend of 4.3% over the dividend paid in the first quarter of 2015.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com